17 Altalef St. PO Box 70, Yahud Industrial Zone 56100, Israel

FOR IMMEDIATE RELEASE

Magal Security Systems Reports
First Quarter 2010 Results

YAHUD, ISRAEL, June 9, 2010 -- Magal Security Systems Ltd. (NASDAQ GMS: MAGS, TASE: MAGS) today announced its consolidated financial results for the three month period ended March 31, 2010.

Revenues for the first quarter of 2010 totaled US$9.8 million and gross profit for the first quarter of 2010 was US$3.7 million, or 37.4% of revenues.  Operating loss for the first quarter of 2010 was US$1.6 million. Financing expenses in the three months ended March 31, 2010 amounted to US$0.8 million.  As a result, the net loss for the first quarter of 2010 was US$2.4 million, or $0.23 per share.

Commenting on the results, Mr. Eitan Livneh, President and CEO of Magal, said, “Two weeks ago we announced the implementation of the second phase of our restructuring plan, which is designed to enable our company to execute on its new strategic plan and cope with global trends, specifically the European economic slowdown. Our strategic intent is to expand the international sensor sales and refocus on projects in preferred regions. As part of this plan, we announced internal organizational changes, as well as a workforce reduction in Israel. We anticipate that these changes will be reflected in Magal's financial results in the second half of 2010.

“Looking ahead, we intend to introduce an advanced fence mounted security sensor with the capability to pin-point intruders in the second half of 2010 and to continue to build on our success with the Fortis in the Safe City and other home land security applications.  We also intend to improve our capabilities in the Intelligent Video Analytics space and introduce a new IP (Internet Protocol) version of our Dream Box. I and the rest of the management team at Magal remain enthusiastic about the company’s future,” concluded Mr. Livneh.

The Company will host a conference call today at 10am ET. On the call, management will review and discuss the results and will be available to answer investor questions.

To participate, please call one of the following teleconferencing numbers. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, please try the international dial-in number.

US Dial-in Number: 1 888 668 9141
Israel Dial-in Number: 03 918 0609

17 Altalef St. PO Box 70, Yahud Industrial Zone 56100, Israel

UK Dial-in Number: 0 800 917 5108
International Dial-in Number:  +972 3 918 0609

at 10:00 am Eastern Time; 7:00 am Pacific Time; 3:00pm UK Time; 5:00 pm Israel Time

A replay of the call will be available from the day after the call. The link to the replay will be accessible from Magal’s website at: www.magal-s3.com.

About Magal S3

Magal S3 is a leading international provider of security, safety and site management solutions and products (NASDAQ: MAGS).

Over the past 40 years, Magal S3 has delivered tailor-made solutions to hundreds of satisfied customers in over 80 countries.

Magal S3 offers a broad portfolio of unique products used to protect sensitive installations in some of the world’s most demanding locations and harshest climates. This portfolio covers the following three categories:

•	Perimeter Intrusion Detection Systems (PIDS) - a variety of smart barriers and fences, fence mounted detectors, virtual gates, buried and concealed detection systems

•	Close Circuit TV (CCTV) – a comprehensive management platform with a leading Intelligent Video Analysis (IVA) and Video Motion Detection (VMD) engine

•	Physical Security Information Management (PSIM) - a proprietary site management system that enhances command, control and decision making during both routine operations and crisis situations

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not        even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward- looking statements, are set forth in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission.

17 Altalef St. PO Box 70, Yahud Industrial Zone 56100, Israel

For more information: Magal Security Systems Ltd. Ilan Ovadia, CFO Tel: +972 (3) 539-1444 E-mail: ilano@magal-s3.com Web: www.magal-s3.com	Financial Communication Public & Investor Relations Hadas Friedman Tel: +972-3-695-4333 Ext. 6 E-mail: hadas@fincom.co.il Web: www.fincom.co.il

17 Altalef St. PO Box 70, Yahud Industrial Zone 56100, Israel

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(All numbers except EPS expressed in thousands of US$)

Three months ended March 31, 2010

Revenues	9,774

Cost of revenues	6,114

Gross profit	3,660
Operating expenses:
Research and development, net	1,096
Selling and marketing	2,389
General and administrative	1,770

Total operating expenses	5,255

Operating loss	(1,595)
Financial expenses, net	769

Loss before income taxes	(2,364)
Income tax	-

Net loss	(2,364)

Less: net income attributable to non-controlling interest	16
Net income (loss) attributable to Magal Ltd. shareholders	(2,380)
Basic net loss per share from	$(0.23)

Three months ended March 31, 2010%
Gross margin	37.4
Research and development, net as a % of revenues	11.2
Selling and marketing as a % of revenues	24.4
General and administrative as a % of revenues	18.1
Operating margin	(16.3)
Net margin before tax	(24.2)
Net margin	(24.4)

17 Altalef St. PO Box 70, Yahud Industrial Zone 56100, Israel

CONDENSED CONSOLIDATED BALANCE SHEETS
(All numbers expressed in thousands of US$)
	March 31,	December 31,
	2010	2009
CURRENT ASSETS:
Cash and cash equivalents	$7,486	$11,869
Short term bank deposits	1,804	1,807
Restricted deposit	3,027
Trade receivables	10,682	12,328
Unbilled accounts receivable	6,830	5,892
Other accounts receivable and prepaid expenses	3,984	1,573
Deferred income taxes	280	272
Inventories	10,954	10,912
Total current assets	45,047	44,653

LONG TERM INVESTMENTS AND RECEIVABLES:
Long-term trade receivables	1,690	1,753
Long-term loan	200	200
Long-term deposits	24	40
Severance pay fund	2,356	2,476
Total long-term investments and receivables	4,270	4,469

PROPERTY AND EQUIPMENT, NET	9,196	9,178

OTHER ASSETS, NET	257	269

GOODWILL	2,012	2,053

ASSETS ATTRIBUTABLE TO DISCONTINUED OPERATIONS	-	28

TOTAL ASSETS	$60,782	$60,650

CURRENT LIABILITIES:
Short-term bank credit	$7,955	$8,234
Current maturities of long-term bank debt	661	1,824
Trade payables	2,593	4,018
Other accounts payable and accrued expenses	14,984	10,110
Total current liabilities	26,193	24,186

LONG-TERM LIABILITIES:
Long-term bank debt	384	548
Accrued severance pay	3,479	3,562
Total long-term liabilities	3,863	4,110

LIABILITIES ATTRIBUTABLE TO DISCONTINUED OPERATIONS	-	45

SHAREHOLDERS' EQUITY	30,726	32,309

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$60,782	$60,650
Total bank debt to total capitalization	0.29	0.33
Current ratio	1.72	1.85